[Betsy Johnson Letterhead]



                                 January 7, 2004



Mr. Paul Guez
Blue Concepts, LLC
5804 E. Slauson Ave.
Commerce, CA 90040

Dear Mr. Guez:

         Based upon the previous discussions between you and Chantal Bacon, this letter details the terms and conditions of the new license between B.J. Vines, Inc., a New York corporation with its principal place of business located at 498 Seventh Avenue, 21st Floor New York, NY 10018 ("Licensor") ad Blue Concepts, LLC a California limited liability company with its principal place of business located at 5804 E. Slauson Avenue, Commerce, CA 90040 (Licensee").

1. The term of the license will be four years, with the initial year comprising eighteen months to allow for initial development and launch (the "Initial Term"). Year one shall commence on January 7, 2004 and shall end on June 30, 2005. Each subsequent year shall commence immediately upon the expiration of the prior year. Years two through four will be twelve-month years. The first shipping season will be for Fall 2004 merchandise.

         Should both Licensor and Licensee be satisfied with the relationship, this agreement will be renewed for an additional three-year term (the "Renewal Term"). The parties agree to negotiate in good faith the minimum guarantied royalties and minimum net sales for the Renewal Term beginning 120 days prior to the expiration of the Initial Term.

2. The approved categories are women's jeans and coordination jeans related separates, such as t-shirts and tops. The Licensee will have exclusive distribution and selling rights for the approved categories during the Initial Term and any Renewal Term of the agreement.

3.          The approved territory is the United States of America (U.S.),  U.S.
territories such as Puerto Rico and the Virgin Islands, and Canada (the "Territory"). Additional territories may be added to this agreement from time to time, as specifically requested by Licensee and approved by Licensor.

4. The approved account distribution is limited to those better department and specialty stores that are consistent with the brand image of Betsy Johnson. A specific account distribution list must be submitted by the Licensee to the Licensor for approval and inclusion in this agreement, and shall be attached as an addendum. Any additions to this list must be approved in advance in writing by the Licensor. Any discounters to whom licensee wishes to sell must also be designated on this list.

5. Final approval of preliminary conception of collection, initial design, pre-production samples, production samples, labels, hangtags, promotional materials, and all items bearing the Betsy Johnson trademark, logo, or images rest exclusively with the Licensor.

         For each item that requires an approval, the Licensee will provide the Licensor with two samples along with a written request for approval. Licensor will respond within 7 business days of receipt of any such request. Approvals will not be unreasonably withheld and denials or requests for changes will be made in a good faith, cooperative manner.

6. The Licensee is required to pay minimum guaranteed royalties ("MGR") based upon the following schedule:

Upon signing of this agreement:                               $50,000
December 31, 2004                                             $50,000
March 31, 2005                                                $50,000
June 30, 2005                                                 $50,000

September 30, 2005                                            $70,000
December 31, 2005                                             $70,000
March 31, 2006                                                $70,000
June 30, 2006                                                 $70,000

September 30, 2006                                            $90,000
December 31, 2006                                             $90,000
March 31, 2007                                                $90,000
June 30, 2007                                                 $90,000

September 30, 2007                                            $110,000
December 31, 2007                                             $110,000
March 31, 2008                                                $110,000
June 30, 2008                                                 $110,000

         MGR's are based upon the payment of an eight percent (8%) royalty on Net Sales. The term "Net Sales" shall mean gross sales less trade discounts actually extended, merchandise returns actually credited, sales taxes or VAT taxes, and shipping or freight charges invoiced by Licensee. The "Minimum Net Sales" requirements are set forth below:

July 1, 2004-June 30, 2005                                    $2,500,000
July 1, 2005-June 30, 2006                                    $3,500,000
July 1, 2006-June 30, 2007                                    $4,500,000
July 1, 2007-June 30, 2008                                    $5,500,000

7. The royalty rate for Net Sales that fall between $10,000,000 and $15,000,000 in a twelve month contract period will be calculated at seven (7%). The royalty rate for Net Sales in excess of $15,000,000 in a twelve month contract period will be calculated at six (6%).

8. Licensee is required to spend 2% annually of the Minimum Net Sales on advertising and promotion. On an annual basis, Licensee must submit to Licensor for Licensor's review an advertising and promotion budget.

9. Licensee will be required to submit to the Licensor on a quarterly basis reports that detail Net Sales (the "Quarterly Report"). These Quarterly Reports must also include invoice number, sku number, product description, and customer name.

10. The Licensee will be required to submit and annual reconciliation of all Net Sales based upon the information provided in the Quarterly Reports no later than July 31st of each year of the agreement (the "Annual Report").

         Any royalties that are due as a result of sales exceeding the Minimum Net Sales shall be paid according to the appropriate royalty rate concurrent with submissions of the Annual Report.

11. Sales to the discounters approved in accordance with Paragraph 4 above shall be capped at a maximum of 22% of total Net Sales on an annual basis. A "discount" or "off-price sale" is defined as a sale priced greater than or equal to 25% off the wholesale list price.

         Discounted sales shall be added to non-discounted sales to determine total Net Sales. However, discounted sales that exceed the 22% maximum will be, for the purpose of calculating the amount of royalties due to Licensor, "grossed up" to full wholesale value.

12. Licensor is allowed to purchase licensed products from Licensee for distribution in its own retail boutiques at a price of 40% off of published wholesale line price for such items. No royalties will be due on purchase made directly by Licensor and the totals of such sales shall not be added the Net Sales for the purpose of determining Minimum Net Sales.

13. The Licensee is required to hire personnel of a sufficiently high caliber in the design, merchandising, and sales area to execute the terms and conditions of this agreement.

14. Licensee shall establish a separate showroom reflecting the status and brand image of the Licensor for the promotion and sale of the licensed products. Licensor shall have final approval of the design and conception of the showroom.

15. As an inducement to enter into this agreement, Paul Guez shall provide a personal guaranty for the contractually obligated royalty payment set forth above.

         In conclusion, we look forward to working with you and your organization to build what I am confident will be a strong partnership and a mutually beneficial relationship. Towards that end, please indicate your agreement with the terms and conditions as outlined above by signing in the appropriate place.

Please do not hesitate to contact me or Chantal Bacon with any questions of comments. I may be reached at (212) 993-9252 or at dflohr@betseyjohnson.com.

                                            Sincerely,

                                            /s/ David Flohr

                                            David Flohr
                                            Chief Financial Officer



I have read the terms and conditions above and hereby agree to them:



For the Licensor:                                    For the Licensee:

/s/ Chantal Bacon                                    /s/ Paul Guez
------------------                                   ---------------------
Chantal Bacon                                        Paul Guez
Vice President / Owner                               Manager and Member
B.J. Vines, Inc.                                     Blue Concept, LLC


January 8, 2004                                      January 8, 2004
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Date                                                 Date